EXHIBIT 99.1

James J. Kavanaugh Appointed to T-Mobile US Board of Directors

BELLEVUE, Wash. — July 20, 2023—T-Mobile US, Inc. (NASDAQ: TMUS) today announced that finance executive James J. Kavanaugh has been appointed to its Board of Directors, effective July 18, 2023. He will also serve on the board’s Audit Committee, effective August 1, 2023.

Kavanaugh’s career in technology and telecommunications industries spans almost four decades. He has served as chief financial officer of International Business Machines Corporation (IBM) since January 2018, overseeing accounting and controllership, financial planning and analysis, tax, internal audit, investor relations, corporate strategy, corporate development, and treasury of the company’s worldwide financial operations. Kavanaugh joined IBM from AT&T, where he was the chief financial officer for its Americas Global Services. He earned his Master of Business Administration degree from The Ohio State University.

“We welcome James Kavanaugh’s incredible background and expertise to the talented group of advisors on the T-Mobile US Board during such an exciting time of growth for the company,” said Timotheus Höttges, chairman of the T-Mobile US Board of Directors. “We will benefit from his 30 years of multi-faceted experience as a finance and IT leader and operator.”

“With an impressive track record of driving financial strategy and broad operations across technology and telecommunications industries, James Kavanaugh will be a tremendous addition to the T-Mobile Board of Directors,” said Mike Sievert, CEO of T-Mobile. “His skillset and leadership qualities will complement the leadership we have on our board and be very valuable as the Un-carrier continues to drive toward our mission to be the best in the world at connecting customers to their world.”

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About T-Mobile US, Inc.

T-Mobile US, Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile and Metro by T-Mobile. For more information please visit: http://www.t-mobile.com.

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